Exhibit (d)(2)

                   TAX-MANAGED INTERNATIONAL EQUITY PORTFOLIO

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT


     This AMENDMENT dated May 17, 2004 (the "Amendment"), is by and between Tax-Managed International Equity Portfolio, a New York trust (formerly Tax-Managed International Growth Portfolio) (the "Trust"), and Boston Management and Research, a Massachusetts business trust (the "Adviser").

     WHEREAS, the Trust and the Adviser are parties to that certain Investment Advisory Agreement dated February 13, 2001 (the "Advisory Agreement"); and

     WHEREAS, the Trust and the Adviser wish to amend the Advisory Agreement;

     NOW THEREFORE, in consideration of the premises and the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Trust and the Adviser as follows:

     1. Section 6 of the Advisory  Agreement is hereby  amended by deleting such
Section in its entirety and substituting therefore:

          6. Sub-Investment Advisers. The Adviser may employ one or more sub-investment advisers from time to time to perform such of the acts and services of the Adviser, including the selection of brokers or dealers to execute the Trust's portfolio security transactions, and upon such terms and conditions as may be agreed upon under an agreement between the Adviser and such investment adviser that is approved by the Trustees of the Trust, all as permitted by the Investment Company Act of 1940. Each such sub-investment adviser's performance of its obligation under any such agreement shall be supervised by the Adviser. Further, the Adviser may, with the approval of the Trustees of the Trust and without the vote of any Interests in the Trust, terminate any agreement with any sub-investment adviser and/or enter into an agreement with one or more other sub-investment advisers, all as permitted by the Investment Company Act of 1940 and the rules hereunder.

     2. Section 8 of the Advisory Agreement is hereby amended by hereby amended by deleting such Section in its entirety and substituting therefore:

          8. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by the Investment Company Act of 1940 or the rules hereunder, by vote of a majority of the outstanding voting securities of the Trust.

     3. Except as specifically amended by this Amendment, the terms of the Advisory Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

                                TAX-MANAGED INTERNATIONAL
                                EQUITY PORTFOLIO


                                By:     /s/ Duncan W. Richardson
                                        ---------------------------
                                        President


                                BOSTON MANAGEMENT AND RESEARCH


                                By:     /s/ Alan R. Dynner
                                        ---------------------------
                                        Vice President


                                       2